UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 5, 2020

Date of report (Date of earliest event reported)

GOODRICH PETROLEUM CORPORATION

(Exact Name of Registrant as specified in its charter)

Delaware	001-12719	76-0466193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

801 Louisiana St., Suite 700

Houston, Texas 77002

(Address of principal executive offices)

(713) 780-9494

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	GDP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 5, 2020, Goodrich Petroleum Corporation (the “Company”) determined, in consultation with the Company’s independent public accounting firm, Moss Adams LLP, that the Company’s interim financial statements for the quarterly period ended June 30, 2020 included in the Company’s Form 10-Q for the quarterly period ended June 30, 2020 filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 11, 2020 (the “Original Filing”) should no longer be relied upon as a result of an understatement of future development costs used in the calculation of the quarterly Full Cost Ceiling Test.

The Company plans to file Amendment No. 1 on Form 10-Q/A for the quarterly period ended June 30, 2020 with the SEC (the “Amended Report”) as soon as practicable and believes that this correction will increase the Company’s impairment expense by approximately $7.3 million and increase Net Loss by the same amount for the three and six months ended June 30, 2020. The following sections in the Original Filing are expected to be revised in the Amended Report, solely as a result of, and to reflect, the restatement:

●	Part I – Item 1. Financial Information
●	Part I – Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
●	Part I – Item 4. Controls and Procedures
●	Part II – Item 6. Exhibits and Signatures

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRICH PETROLEUM CORPORATION

November 6, 2020	By:	/s/ Michael J. Killelea
	Name:	Michael J. Killelea
	Title:	Executive Vice President, General Counsel and Corporate Secretary

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